EXHIBIT 23.4

Consent of Independent Auditor

We consent to the use of our report dated April 7, 2014, with respect to the consolidated financial statements of On-X Life Technologies Holdings, Inc. and subsidiaries as of December 31, 2013, incorporated herein by reference to the Form 8-K/A of CryoLife, Inc. dated March 9, 2016, and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ Padgett, Stratemann & Co., L.L.P.

Austin, Texas

March 8, 2016